EXHIBIT 10.5

FORM OF CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (the “Agreement”) is dated as of                                     , 20      , by and between                                  (“Employee”) and World Heart Corporation (the “Company”).  This Agreement is intended to provide Employee with certain benefits described herein upon the occurrence of specific events.

RECITALS

A.            It is expected that another company may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors. The Board of Directors recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities.  The Board of Directors has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B.            The Company’s Board of Directors believes it is in the best interests of the Company and its stockholders to retain Employee and provide incentives to Employee to continue in the service of the Company.

C.            The Board of Directors further believes that it is imperative to provide Employee with certain benefits upon termination of Employee’s employment, in connection with a Change of Control and otherwise, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain with the Company, notwithstanding the possibility of a Change of Control.

D.            To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:

1.             At-Will Employment.  The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason.  If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, award or compensation other than as provided in this Agreement.  The terms of this Agreement shall terminate upon the earlier of (i) the date on which Employee ceases to be employed as an officer of the Company, other than as a result of an involuntary termination by the Company without Cause (as defined below) or Employee’s resignation for Good Reason (as defined below); or (ii) the date that all obligations of the parties hereunder have been satisfied.  A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.  The rights and duties created by this Section 1 may not be modified in any way except by a written agreement executed by an officer of the Company upon direction from the Board of Directors.

2.             Benefits Upon Termination of Employment; Change of Control Benefits.

(a)           Termination In Connection with or Following a Change of Control.  In the event that Employee’s employment is terminated as a result of an involuntary termination other than for Cause (and other than as a result of death or disability as disability is defined for purposes of the Company’s long-term disability policies) or if Employee resigns for Good Reason, as of, immediately prior to or at any time within twelve (12) months following the effective date of a Change of Control, then Employee will be entitled to receive severance benefits as follows: (i) a lump sum severance payment equal to nine (9) months of the base salary which Employee was receiving immediately prior to the Change of Control plus 75% of Employee’s target annual bonus as in effect immediately prior to the Change of Control, which shall be paid on the date that is sixty (60) days after the effective date of the termination, (ii) continuation of the health insurance benefits provided to Employee for Employee and Employee’s eligible dependents immediately prior to the Change of Control at Company expense pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law until the earlier of the date nine (9) months after the effective date of the termination or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law, and (iii) each stock option to purchase the Company’s common shares (“Common Stock”) and all shares of restricted stock granted to Employee over the course of Employee’s employment with the Company and held by Employee on the date of termination of employment shall become immediately vested as to 75% of each of the then unvested options and shares.  In addition, Employee will receive payment(s) for all accrued and unpaid salary, bonuses and PTO as of the date of Employee’s termination of employment.

(b)           Termination Not In Connection with or Following a Change of Control.  In the event that Employee’s employment is terminated as a result of an involuntary termination other than for Cause (and other than as a result of death or disability as disability is defined for purposes of the Company’s long-term disability policies) or if Employee resigns for Good Reason at any time other than as of, immediately prior to, or within twelve (12) months following, the effective date of a Change of Control, then Employee will be entitled to receive severance benefits as follows: (i) severance payments during the period from the date of Employee’s termination until the date nine (9) months after the effective date of the termination (the “Benefit Period”) equal to the base salary which Employee was receiving immediately prior to the termination date, which shall be paid during the Benefit Period in equal installments in accordance with the Company’s standard payroll practices, except that any and all payments that would otherwise have been made before the sixtieth (60th) day after the date of Employee’s effective date of termination (the “First Payment Date”) shall be made on the First Payment Date, (ii) continuation of the health insurance benefits provided to Employee and Employee’s eligible dependents immediately prior to the termination date at Company expense pursuant to COBRA or other applicable law until the earlier of the date nine (9) months after the effective date of the termination or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law, and (iii) if Employee holds any outstanding options that have not reached the option’s one-year cliff vesting requirement, the Company will waive the one-year cliff vesting requirement of each such option and Employee will be credited with vesting on the Employee’s termination date equal to 1/48th of the option shares multiplied by each full month of Employee’s employment since the vesting commencement date of the option.  In addition, Employee will receive payment(s) for all accrued and unpaid salary, bonuses and PTO as of the date of Employee’s termination of employment.  Notwithstanding the foregoing, no severance benefits shall be paid under this Section 2(b) if at or prior to the time of the Employee’s termination or if in connection with the Employee’s termination, the Company (i) is in a bankruptcy proceeding, whether voluntary or involuntary, (ii) is in the process of liquidating or dissolving, whether voluntary or involuntary, or (iii) the Board of Directors has approved the liquidation, dissolution or winding down of the Company.

(c)           Termination for Cause or Voluntary Resignation other than for Good Reason.  If Employee’s employment is terminated for Cause at any time or if Employee voluntarily resigns from the Company at any time for any reason other than Good Reason, then Employee shall not be entitled to receive payment of any severance benefits under this Agreement.  Employee will receive payment(s) for all accrued and unpaid salary and PTO as of the date of Employee’s termination of employment and Employee’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

3.              Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)           Change of Control.  “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:  (i)  a sale or other disposition of all or substantially all, as determined by the Board of Directors of the Company in its sole discretion, of the consolidated assets of the Company and its subsidiaries; (ii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (iii) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.  Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) on account of a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(b)           Cause.  “Cause” shall mean the occurrence of any one or more of the following: (i) Employee’s conviction of any felony or crime involving fraud, dishonesty or moral turpitude; (ii) Employee’s participation in a fraud or act of dishonesty against the Company, an affiliate of the Company or any successor to the Company that results in material harm to the business of the Company, an affiliate of the Company or any successor to the Company; or (iii) Employee’s intentional, material violation of any contract between the Company, an affiliate of the Company or any successor to the Company and Employee or any statutory duty Employee owes to the Company, an affiliate of the Company or any successor to the Company that Employee does not correct within thirty (30) days after written notice thereof has been provided to Employee.

(c)           Good Reason.  “Good Reason” for Employee’s resignation of Employee’s employment will exist following the occurrence of any of the following without Employee’s consent:  (i) a material diminution of Employee’s authority or responsibilities as Chief Financial Officer; (ii) a material decrease of Employee’s compensation or benefits, unless the decrease is proportional to an across-the-board decrease affecting all senior executives; (iii) a material breach by the Company of any material provision of this Agreement or any written employment agreement with Employee; or (iv) an involuntary relocation of Employee’s principal work location for the Company outside of Salt Lake City, Utah.  Before any resignation for Good Reason, Employee will provide the Company with specific written notice about the circumstances allegedly constituting Good Reason within ninety (90) days after the occurrence of the circumstances, and the Company will have thirty (30) days to cure, if such conduct is reasonably susceptible to being cured.  A resignation for Good Reason must take place within sixty (60) days after the end of the cure period.

4.             Parachute Payments.  In the event that the acceleration and severance benefits provided for in this Agreement (A) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (B) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s benefits hereunder shall be payable either: (X) in full, or (Y) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits hereunder, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Any determination required under this paragraph shall be made in writing by the public accountants designated by the Company (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes.  For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.  In the event that a reduction in payments and/or benefits is required under this section 4, such reduction shall occur in the following order: (1) reduction of cash payments; (2) reduction of acceleration of vesting of options and shares; and (3) reduction of other benefits paid to Employee. If the acceleration of vesting of options and shares is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the highest price option grant or highest purchase price per share down to the lowest priced option grant or lowest purchase price per share.

5.             Limitations and Conditions on Benefits

(a)           Income and Employment Taxes.  Employee agrees that Employee shall be responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder, that Employee’s receipt of any benefit hereunder is conditioned on Employee’s satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.

(b)           Code Section 409A.  All severance benefits to be paid upon a termination of employment under this Agreement may be made only upon a  “separation of service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”).  Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s benefits will not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service or (ii) the date of Employee’s death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 5(b) will be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due under the Agreement will be paid as otherwise provided herein.  For purposes of Section 409A of the Code, Employee’s right to receive the payments of compensation pursuant to the Agreement will be treated as a right to receive a series of separate payments and accordingly, each payment will at all times be considered a separate and distinct payment.  This paragraph is intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code and any ambiguities herein will be interpreted to so comply.  Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A of the Code.

(c)           Release Prior to Receipt of Benefits.  The Company’s obligation to make the payments and provide the benefits hereunder shall be conditioned upon (i) Employee’s execution and delivery to the Company of a release of all claims that Employee then may have, in standard form and content, within fifty (50) days following Employee’s Separation from

Service and (ii) such release shall not have been revoked by Employee within any period permitted under applicable law.

6.             Conflicts.  Employee represents that Employee’s performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party.  Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.  Employee further represents that Employee is entering into or has entered into an employment relationship with the Company of Employee’s own free will.

7.             Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of Employee’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.             Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

9.             Miscellaneous Provisions.

(a)           No Duty to Mitigate.  Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b)           Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee).   No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement supersedes any agreement concerning similar subject matter dated prior to the date of this Agreement and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

(d)           Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Utah without reference to conflict of laws provisions.

(e)           Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f)            Arbitration.  To ensure the rapid and economical resolution of any and all disputes that arise in connection with this Agreement or Employee’s termination with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement or interpretation of this Agreement or the termination of Employee’s employment (collectively, “Claims”), will be resolved to the fullest extent permitted by law exclusively by final, binding, and confidential arbitration in Salt Lake City, Utah, conducted by the American Arbitration Association (“AAA”) or its successors, under the then applicable AAA rules by a single arbitrator.  Claims subject to this arbitration provision will (i) include, but not be limited to, Claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the federal Fair Labor Standards Act; and state anti-discrimination statutes; and Claims pursuant to any common law, tort law or contract law, including (without limitation) breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation, and emotional distress; and (ii) exclude Claims that by law are not subject to arbitration.  The arbitrator will:  (1) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (2) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The Company will pay all of the arbitrator’s fees.  Employee and the Company acknowledge that, by agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding.  Nothing in this Agreement is intended to prevent Employee or the Company from obtaining injunctive relief in court if the award to which such party might obtain in arbitration may be rendered ineffectual without provisional relief.  As provided in the AAA rules, any arbitration award may be enforced by any court of competent jurisdiction.

(g)           Legal Fees and Expenses.  The parties shall each bear their own expenses, legal fees and other fees incurred in connection with the execution of this Agreement.

(h)           No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 9(h) shall be void.

(i)            Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company.   In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(j)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

The parties have executed this Agreement on the date first written above.

WORLD HEART CORPORATION

By:

Title:

Address:

EMPLOYEE

Signature of Employee:

Address of Employee: